LCS GROUP, INC. AND CONVERSION SERVICES INTERNATIONAL, INC.
                      SIGN DEFINITIVE ACQUISITION AGREEMENT

New York, New York, August 21, 2003.  LCS Group, Inc. (OTC BB: LCSI).

Scott Newman, President and CEO of Conversion Services International, Inc. (CSI) and Dr. Michael Mitchell, President and CEO of LCS Group, Inc. (LCS) jointly announced the execution of a definitive agreement to merge CSI into a newly formed subsidiary of LCS Group. This subsidiary will become the surviving corporation upon completion of the transaction. Immediately following the closing, it is anticipated that CSI shareholders will control approximately between 85% and 90% of the shares in the combined company.

The transaction is subject to the approval of the CSI stockholders and the approval by the LCS stockholders of an increase in the authorized LCS shares to one billion. Approximately one half of the increase, or 500 million of these shares, will not be issued as part of the merger but are being authorized to accommodate potential acquisitions of the combined companies.

Scott Newman, President and CEO of CSI, stated, "This merger is the next step for CSI to execute its business plan with the objective to become a dominant service provider in the areas of Business Intelligence and Data Warehousing. The opportunity to become a publicly traded company through a merger with LCS enhances our ability to acquire synergistic businesses that can increase our market penetration and profitability as well as accelerate our growth prospects. Our enthusiasm is bolstered by a recent report issued by the Gartner Group, Inc., which forecasts the worldwide market for Business Intelligence professional and support services will grow from about $10 billion in 2002 to over $15 billion in 2006."

Mr. Newman further stated, "The approval by shareholders of an increase in authorized LCS shares will contribute to this process by permitting us to offer an equity interest in a public company to prospective businesses."

Dr. Mitchell, President and CEO of LCSI, noted that in addition to executing the merger agreement, LCS had raised approximately $250 thousand, which has been used to fund current expenses, primarily for legal and accounting services relating to regulatory matters and the merger transaction. He also noted that the recent change to a holding company structure insulates the merger transaction from any existing liabilities or litigation of LCS Golf, Inc., LCS's wholly-owned subsidiary.

As stated previously, CSI has raised $1.5 million to expand its business operations and is currently negotiating a line of credit, which could be used to fund possible acquisitions.

The merger agreement also remains subject, among other things, to appropriate due diligence by both parties.

CSI was founded in 1990 by Scott Newman and Glenn Peipert and is located in East Hanover, New Jersey. The company, with it's Center for Data warehousing, is a leading provider of a new category of professional services that embraces IT Management Consulting, Data Warehousing, Business Intelligence and e-Business.

For further information, please contact Alex Bruni at (516) 596-4402.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, financial performance and operating results, business strategy and financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology, such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause actual results to differ materially from any forward-looking statements.